EXHIBIT 23.1 - CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medicure Inc.

We consent to the incorporation by reference in the registration statement (File No. 333- 146574) on Form S-8 of Medicure Inc., of our report dated September 27, 2011, with respect to the consolidated balance sheets of Medicure Inc. as of May 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive loss, shareholders’ deficiency and cash flows for each of the years in the three-year period ended May 31, 2011 which report appears in the May 31, 2011 Annual Report on Form 20-F of Medicure Inc.

Our report dated September 27, 2011 contains an explanatory paragraph that states that the Company has experienced operating losses since incorporation that raises significant doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Chartered Accountants

September 27, 2011

Winnipeg, Canada